EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 26, 2010 (October 26, 2010 as to the effects of the restatement described in Note 23 and the subsequent events described in Note 2 and November 16, 2010 as to the effects of the reorganization described in Note 24), relating to the consolidated financial statements of Hawaiian Telcom Holdco, Inc. and subsidiaries (the “Company”), appearing in the Registration Statement on Form 10-12G of Hawaiian Telcom Holdco, Inc. filed with the Securities and Exchange Commission on November 16, 2010.

/s/ Deloitte & Touche LLP

Honolulu, Hawaii

December 14, 2010